EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 5, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2011 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.2 billion bank holding company with four bank subsidiaries, announced its financial results for the first quarter of 2011.  Premier realized income of $1,671,000 (17 cents per share) during the quarter ending March 31, 2011 a 27.8% decrease from the $2,313,000 of net income reported for the first quarter of 2010.  The decrease in income in 2011 is largely due to increased data processing and conversion expenses as well as decreases in interest income exceeding decreases in interest expense.  On a diluted per share basis, Premier earned $0.17 during the first quarter 2011 compared to $0.24 per share earned during the first quarter of 2010.

President and CEO Robert W. Walker commented, “Our first quarter earnings were certainly negatively impacted by the costs we are incurring to convert to a more integrated operating system and the higher monthly data processing costs from the providers we are converting away from, as well as reduced interest income due to loans placed on non-accrual during the quarter.  As the economic environment in which we operate is showing some improvement, the pace of recovery is painfully slow, affecting some borrowers who have ‘held on’ through the toughest times, but find themselves realigning their business plans due to decreases in cash flow.  While we believe we are still well secured on these loans, the opportunities to liquidate troubled assets for reasonable values are also painfully slow to materialize.  Nevertheless, our net interest margin in the first quarter remained strong at 3.99% and we continued to realize increases in non-interest income, helping to offset some of our increased costs.

“On another positive note, on April 8, 2011 we merged five of our subsidiary banks together, eliminating the two that were under supervisory agreements with their primary regulators.  Management is hopeful that the financial strength of the newly named Premier Bank, with pro forma assets of $820 million and a Tier I leverage capital ratio of 9.96% as of March 31, 2011, will result in substantial compliance with Premier’s written agreement with the Federal Reserve Bank of Richmond.”

Net interest income for the quarter ending March 31, 2011 totaled $10.749 million, compared to $11.063 million of net interest income earned in the first quarter of 2010.  When compared to the first quarter of 2010, net interest income decreased by $314,000, or 2.8%, largely due to a $612,000 decrease in interest income earned on loans, partially offset by $291,000 of savings on interest expense paid on deposits.  Total interest income in the first quarter of 2011 decreased by $626,000, or 4.6%, when compared to the first quarter of 2010, largely due to the $612,000, or 5.3% decrease in interest income on loans.  Otherwise, a $40,000 decrease in investment income was substantially offset by a $26,000 increase in interest income on federal funds sold and interest bearing deposits.  Total interest expense in the first quarter of 2011 decreased by $312,000, or 12.2%, when compared to the first quarter of 2010, largely due to the $291,000, or 13.1%, decrease in interest expense on deposits.  Otherwise, an $89,000 decrease in interest expense on FHLB advances at the subsidiary banks was partially offset by a $64,000 increase in interest expense on other borrowings at the parent company.

During the quarter ending March 31, 2011, Premier recorded $520,000 of provisions for loan losses compared to $571,000 of provisions for loan losses during the same period of 2010.  The slight decrease in the level of provision expense was largely due to larger provisions in the first quarter of 2010 at Adams National Bank and Consolidated Bank & Trust that were not needed in the first quarter of 2011 partially offset by increases in 2011 provision expense at Premier’s other affiliate banks due to higher estimated credit risk in their individual loan portfolios.  The increased risk is largely associated with the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending March 31, 2011 totaled $7.696 million compared to $6.993 million in the first quarter of 2010.  The $703,000 increase in net overhead when compared to the first quarter of 2010 is largely attributable to increased data processing costs as well as conversion expenses incurred in 2011 related to the company’s conversion to a new operating system.  Non-interest income increased by $94,000, or 6.2%, in the first quarter of 2011 when compared to the first quarter of 2010 as a $109,000, or 32.1%, increase in electronic banking income and a $20,000, or 12.0%, increase in income from other banking services were partially offset by a $34,000, or 3.7% decrease in service charges and fees on deposit accounts.  Non-interest expenses increased by $797,000, or 9.4%, in the first quarter of 2011 compared to the first quarter of 2010 largely due to $379,000 of conversion expenses recorded in 2011, a $198,000, or 19.6%, increase in data processing expenses, a $97,000, or 8.5%, increase in occupancy and equipment expenses, a $53,000, or 11.6% increase in FDIC insurance expense, a $92,000 increase in loan collection expenses, and a $67,000 increase in core deposit amortization expense.  These expense increases were partially offset by a $40,000, or 1.0%, decrease in staff costs, a $63,000, or 24.6%, decrease in non-income based taxes, and a $71,000, or 45.8%, decrease in other real estate owned expenses.

Total assets as of March 31, 2011 were up $3.8 million, or 0.3%, from the $1.2 billion of total assets at year-end 2010.  The increase in total assets since year-end is largely due to a $25.0 million, or 9.7%, increase in securities available for sale and a $3.3 million increase in cash and due from banks.  These increases were partially offset by a $12.9 million decrease in net loans outstanding, a $5.8 million decrease in federal funds sold, a $2.9 million decrease in interest bearing bank balances and a $2.9 million decrease in other assets.  The proceeds to fund the growth in total assets came from a $12.0 million, or 5.6%, increase in non-interest bearing deposits, and a $2.5 million increase in shareholders’ equity resulting from first quarter net income and an increase in the market value of the investment portfolio.  Substantially offsetting the increase in non-interest bearing deposits was an $898,000, or 0.1%, decrease in interest bearing deposits, a $7.2 million, or 24.2%, decrease in customer repurchase agreements, a $2.5 million decrease in FHLB advances, and a $510,000 decrease in other borrowings.  Shareholders’ equity of $133.9 million equaled 11.3% of total assets at March 31, 2011, which compares to shareholders’ equity of $131.4 million or 11.1% of total assets at December 31, 2010.  The increase in shareholders’ equity was due to the $1.7 million of first quarter net income partially offset by dividends declared and accrued on Premier’s Series A Preferred Stock, plus a $1.1 million, net of tax, increase in the market value of investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2011.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2011	2010
Interest Income	12,991	13,617
Interest Expense	2,242	2,554
Net Interest Income	10,749	11,063
Provision for Loan Losses	520	571
Net Interest Income after Provision	10,229	10,492
Non-Interest Income	1,611	1,517
Non-Interest Expenses	9,307	8,510
Income Before Taxes	2,533	3,499
Income Taxes	862	1,186
NET INCOME	1,671	2,313
Preferred Stock Dividends and Accretion	305	332
Net Income Available to Common Shareholders	1,366	1,981

EARNINGS PER SHARE	0.17	0.25
DILUTED EARNINGS PER SHARE	0.17	0.24
DIVIDENDS PER SHARE	0.00	0.11

Charge-offs	181	204
Recoveries	77	133
Net charge-offs (recoveries)	104	71

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2011	2010
ASSETS
Cash and Due From Banks	23,327	20,001
Interest Bearing Bank Balances	75,769	78,649
Federal Funds Sold	17,826	23,598
Securities Available for Sale	281,497	256,520
Loans (net)	703,154	716,099
Other Real Estate Owned	11,051	11,249
Other Assets	40,606	43,075
Goodwill and Other Intangible Assets	33,850	34,060
TOTAL ASSETS	1,187,080	1,183,251

LIABILITIES & EQUITY
Deposits	996,382	985,291
Fed Funds/Repurchase Agreements	22,475	29,637
FHLB Advances	10,393	12,896
Other Borrowings	19,668	20,178
Other Liabilities	4,240	3,852
TOTAL LIABILITIES	1,053,158	1,051,854
Preferred Stockholder’s Equity	21,868	21,841
Common Stockholders’ Equity	112,054	109,556
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,187,080	1,183,251

TOTAL BOOK VALUE PER COMMON SHARE	14.12	13.80
Tangible Book Value per Common Share	9.85	9.51

Non-Accrual Loans	54,834	47,131
Loans 90 Days Past Due and Still Accruing	324	414